Exhibit 10.35

SEVERANCE PAY AGREEMENT AND RELEASE OF ALL CLAIMS

This Severance Pay Agreement and Release of All Claims (“Agreement”) is entered into on February 27, 2012 (the “Termination Date”) between Steve Delarge (“You”) and Momentive Performance Materials Inc., (the “Company”) joined in by Momentive Performance Materials Holdings, Inc. and Momentive Performance Materials Holdings, LLC. You have terminated your employment with the Company as of the Termination Date. You acknowledge that, throughout your employment with the Company, you were employed at will. You further acknowledge that the Company has no obligation to provide you with any severance benefits or salary continuation other than those outlined in the term sheet signed by you on September 11, 2006. The Company acknowledges that the termination of your employment is not a termination for Cause or a termination without Good Reason (in each case as defined in any Agreement with the Company to which you are a party or any of the Plans or Agreements referred to in Sections 1a., b. or c. below). In consideration for your agreement to the Release contained herein and the other conditions set forth in this Agreement, the Company agrees to provide you with the following:

1.	Considerations:

Severance Payments

The Company shall pay you severance compensation equal to fifteen (15) months of your current base salary. Severance payments will be made to you in equal bi-weekly installments, subject to all applicable deductions and withholdings required by law. Deductions for cash advances and other monies due from you to the Company will be made from these payments.

The severance period for which these severance payments will be made will begin on February 27, 2012 and end on May 22, 2013.

Health Care Benefit Continuation

Medical, prescription, vision and dental coverage under the Momentive plans will continue for you and your family at no cost until February 28, 2013. At that time, you may elect, subject to the following paragraph, to continue health care coverage thereafter pursuant to COBRA (up to the maximum additional six months of COBRA coverage, at associate benefit rates payable by you for the period of COBRA coverage).

If you elect to extend your healthcare coverage through COBRA, coverage will be retroactive to the first of the month following the month of your termination. Once you elect to continue coverage pursuant to COBRA (up to maximum period of eligibility), you will be billed on a monthly basis and are obligated to pay any premiums associated with coverage after such election directly to the third party Administrator for as long as you choose to continue coverage.

2011 Bonus Payment

You will be entitled to receive any earned 2011 cash bonus to which you are entitled under the terms of the Momentive 2011 Annual Incentive Compensation Plan. Payment will be made on a date set by the Company and concurrent with the scheduled payments to the Company’s eligible employees. You will not be eligible nor will you receive payments for any other bonuses not specifically mentioned herein.

Expenses and Reimbursements

You agree to submit any and all outstanding expenses, along with appropriate documentation, on or before February 17, 2012. All due amounts will be paid or reimbursed by the Company in accordance with its usual expense and reimbursement policy.

Life Insurance

Company Paid Life Insurance:

You will have the opportunity to convert your Life Insurance coverage to an individual policy. You must complete the conversion form with Aetna within 30 days of separation, if you chose to continue with this benefit.

Company Paid Accidental Death and Dismemberment Insurance (ADD)

Coverage will stop on your Termination Date. If you have interest in continuing coverage, please also pursue this with Aetna directly.

Short-Term Disability

Coverage will cease on your last day of employment.

401k

Participation and contributions end as of your last day worked. All benefits are fully vested, and you will have access to your account through Fidelity Investments.

Pension and Supplementary Pension Plan

All benefits in the Pension and Supplementary Pension Plans are fully vested and will be retained in the Plans after your Termination Date for payment thereafter in accordance with the terms of the Pension and Supplementary Pension Plans.

Vacation

You will receive payment on or before March 2, 2012 for all accrued, but unused vacation through your Termination Date. After this date, you will not accrue or earn any additional paid vacation.

All Other Company Sponsored Benefit Plans

Unless specified in this Agreement, you will cease participation in and/or accruing benefits under benefit plans sponsored by the Company or its Affiliates (as defined below) as of your Termination Date. “Affiliate” means in the case of a Person, another Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person and the term “Person” shall be construed broadly and shall include, without limitation, an individual, partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, and an unincorporated organization. For purposes of Section 15 of this Agreement, however, the term “Affiliate” shall not, at any time, include any portfolio companies of Apollo Management VI, L.P. or its Affiliates, other than Momentive Performance Materials Holdings Inc. and its subsidiaries.

Outplacement Support

Upon your request, the Company will arrange, at its own expense, a program for executive outplacement services to be provided to you for up to twelve months.

Equity

a.	Stock Options Under 2007 LTIP: You, the Company and Momentive Performance Materials Holdings Inc. (“MPM Holdings”) agree that, notwithstanding anything to the contrary contained therein, the stock options granted to you under the MPM Holdings 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the Non-Qualified Stock Option Agreements (the “Option Agreements”) between you and MPM Holdings, dated as of February 28, 2007 and December 28, 2009 (each as amended on March 5, 2010) and April 30, 2010, respectively (which now are now exercisable for units of Momentive Performance Materials Holdings LLC (“Holdco”)) (all capitalized terms used in this paragraph, but not defined in this Agreement, shall have the meanings ascribed to them in the 2007 LTIP or Option Agreements, as the case may be), will be treated as follows: (i) all of your Tranche A Options shall become Vested Options in accordance with the terms of the 2007 LTIP and the Option Agreements and shall remain outstanding until the expiration of the scheduled Option Term (determined without regard to the continued service requirement or the termination provisions of Sections 7(a)(ii) through (v) of the Option Agreements) and (ii) all of your Tranche B Options and Tranche C Options shall remain outstanding until the expiration of the scheduled Option Term (determined without regard to the continued service requirement or the termination provisions of Sections 7(a)(ii) through (v) of the Option Agreements) and shall become Vested Options if the applicable performance goals under the Option Agreements are achieved, in accordance with the terms of the 2007 LTIP and the Option Agreements. For the avoidance of doubt, all such options shall remain subject to the provisions of Article X of the 2007 LTIP.

b.

Sale of Units Converted From Common Stock: You and the Company agree that, in lieu of the right granted to you under Section 6(b) of the Securityholders Agreement (as defined below), you shall have the right (the “Put Right”), but not the obligation, to sell to the Company or an Affiliate of the Company (as designated by the Company), and to require the Company or such Affiliate to buy, a portion or all of the units of Holdco (“Holdco Units”) that were issued to you in connection with the Combination Agreement (as defined below), at a price of $2.594 per Holdco Unit (your original cost as adjusted to reflect the conversion of securities under the Combination Agreement), provided you exercise such Put Right by written notice to the Company (delivered to Susan Walden at the address specified in Section 7 hereof) indicating the number of Holdco Units you are electing to sell on or prior to May 22, 2012. The closing of any such sale of Holdco Units shall be subject to reasonable and customary documentation and shall take place within a reasonable time following receipt of such notice. MPM Holdings and the Apollo Group (as defined in the Securityholders Agreement) each agree that it will not exercise its call rights under Section 6 of the Securityholders Agreement with respect to any Holdco Units that you hold or acquire in the future. Notwithstanding the fact that the number of options originally granted to you was based on your equity ownership, MPM Holdings and the Apollo Group also agree that the sale of such Holdco Units, if consummated at your request, will in no way impact the number of options heretofore granted to you, nor will it impact the rights and benefits of the options or remaining units you continue to own thereafter. For purposes hereof, “Securityholders Agreement” means the Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among the MPM Holdings and the holders that are party thereto and “Combination Agreement” means the Combination Agreement dated September 11, 2010 between MPM Holdings and Hexion LLC (now known as Momentive Specialty Chemicals Holdings LLC).

c.	Equity Grants Under the 2011 Plan. You, the Company and Holdco agree that the restricted deferred units (“RDUs”) and unit options (“Unit Options”) granted to you by Holdco under the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Plan”), the Restricted Deferred Unit Award Agreement between you and Holdco dated as of February 23, 2011 (the “RDU Agreement”) and the Unit Option Agreement between you and Holdco dated as of February 23, 2011 (the “Unit Option Agreement” and together with the RDU Agreement and 2011 Plan, the “2011 Equity Documents”) shall continue to be governed by terms and conditions of the 2011 Equity Documents.

2.	Release of All Claims:

In exchange for the monies and benefits given to you under this Agreement, you give up the right to bring any claims whatsoever against the Company, its officers, employees, representatives, agents and attorneys, Affiliates and their respective successors and assigns, heirs, executors, and administrators (the “Company Released Parties”) that relate to your job, termination from your job, or the severance and other benefits paid to you under this Agreement. You understand and agree that the Company requested that you review this Severance Pay Agreement and Release of All Claims with an attorney. The claims that you are giving up include, but are not limited to, claims under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Civil Rights Act of 1966, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Equal Pay Act, as amended, the Family and Medical Leave Act, the National Labor Relations Act, as amended, the Fair Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification (“WARN”) Act, the Employee Retirement Income Security Act (“ERISA”), as amended, any and all State Workers Compensation claims of which the Company was not notified and that were not filed prior to your Termination Date, and all other federal, state or local laws regarding rights or claims relating to employment and common law, including but not limited to, any claim for breach of an oral, implied or written employment contract; negligent or intentional misrepresentations; wrongful discharge; defamation; negligent or intentional infliction of emotional distress; and/or violation of public policy. By signing this Agreement, you have agreed to waive your right to file any claim with any Commission, Board or Department relating to your job or your separation from the Company. This release does not apply to any claims concerning a breach of this Agreement or, except to the extent specifically modified by the terms of this Agreement, any claims for vested benefits under any employee benefit plans of the Company or any affiliated Entity.

3.	Confidentiality of this Agreement: You understand and agree that this is a Confidential Agreement between you and the Company and the terms and conditions herein are not to be revealed by you other than to your attorney, tax authorities and/or financial advisors and or your family (who may not communicate the terms and conditions of the Agreement to any third parties), all except as required by subpoena or other process of law.

4.	Equity, Confidentiality and Proprietary Agreements: You agree that you have and will continue to be bound by the terms of the Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among the MPM Holdings and the holders that are party thereto (the “Securityholders Agreement”), the 2011 Equity Documents, as well as any and all confidentiality and proprietary agreements signed by you during your employment with the Company.

5.	Acknowledgment: You received a copy of this Agreement on February 6, 2012 representing the terms of severance from the Company. No deadline of less than 21 days has been imposed upon you to sign this Agreement. If you are signing this Agreement less than 21 days from your Termination Date you understand that you do not have to do so. Changes to this Agreement do not restart the running of the 21-day period.

6.	Cancellation Period: You may revoke this Agreement at any time within seven (7) days after signing it by providing written notice of cancellation by hand delivery or registered mail addressed to: Susan Walden, Vice President, Human Resources at Momentive Performance Materials, Inc., 22 Corporate Woods Blvd., Albany, NY 12211. For the revocation to be effective, the Company must receive written notice no later than the close of business on the seventh day after you sign this Agreement. If you cancel, the Company owes you nothing under this Agreement. This Agreement will not become effective and enforceable until the seven (7) day cancellation period ends.

7.	Company Property: You agree to return your Company-provided property that may be in your possession or control on your Termination Date. You also agree to immediately return all original and duplicate documents, files, computer files and records, policies and procedures and all other tangible things in your possession that were created, collected or received by you while employed by the Company.

8.	Violation of Agreement: If you violate the material terms of this Agreement, including, but not limited to, by filing a claim against the Company or any of its Affiliates, or by soliciting, hiring, or assisting any other person in hiring current employees of the Company or any of its Affiliated Entities (as defined below) prohibited by any proprietary agreements referred to in Section 4 hereof, and this Agreement is upheld against you, the Company will be entitled to seek repayment of any or all of the considerations provided to you, in addition to legal fees, costs and expenses.

9.	Severability: If any part of this Agreement is found to be unenforceable, the other paragraphs will remain fully valid and enforceable to the maximum extent permitted by law.

10.	Controlling Law/Jurisdiction: This Agreement will be interpreted, enforced and governed by and under the laws of NY, except to the extent preempted by federal law.

11.	Future Cooperation: You agree to cooperate with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits and other proceedings by, against or involving the Company or its Affiliates, including their respective officers, agents, and employees, which relate to matters of which you have knowledge, or should have knowledge, by virtue of your employment by the Company. The Company agrees to make reasonable efforts and accommodations to not require you to make yourself available to an extent that would unreasonably interfere with employment responsibilities you may have with another employer. The Company will provide reimbursement for reasonable out-of-pocket expenses approved in advance. You agree to promptly notify the Company if subpoenaed or asked to appear as a witness in any matter related to the Company or one of its Affiliates. You further agree to cooperate reasonably and sign any and all additional documents that may be necessary to carry out the terms and intent of this Agreement.

12.	Indemnification: The Company shall indemnify you against all expense, liability and loss (including but not limited to, reasonable attorney fees, judgments, fines, amounts paid or to be paid in settlement) to the maximum extent permitted under its Certificate of Incorporation, subject to applicable law, for acts taken within the scope of your employment and your service as an officer or director of the Company or any Affiliated Entity or as a fiduciary of any benefit plan of any of the foregoing. Further, the Company agrees that you will continue to be covered under the Company’s or Holdco’s D&O insurance, on the same basis as other officers of the Company, for any and all claims or lawsuits that arose during the period in which you performed services for the Company or that arise at anytime during a period of six (6) years following your Termination Date.

13.	Conduct: You agree to conduct yourself in a manner that does not disparage the Company or is damaging to or otherwise contrary to the Company’s best interests. The Company agrees that its current named officers will conduct themselves in a manner that does not disparage you or is otherwise damaging to your reputation.

14.	No Known Claims / No Future Claims: To the maximum extent permitted by law, you represent and warrant that you have not filed, commenced or participated in any way in any complaints, actions or proceedings of any kind against the Company and its Affiliates with any federal, state or local court or any administrative, regulatory or arbitration agency or body. You further agree that you will not file any claims, and no one will file any claims on your behalf against the Company or any of its Affiliates, with respect to the claims that you have given up in this Agreement.

15.

Non-Solicitation and Non-Competition Agreement: You agree that you are and will continue to be bound by the non-solicitation and non-competition clauses contained in Section 9 of the Securityholders Agreement which you agreed to by executing the

Adoption Agreement dated as of March 2007. In addition, in exchange for the consideration contained herein, you agree not to compete against the Company for a period of one (1) year. Specifically you agree:

a.	For a period of one (1) year following your Termination Date, you shall not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company (collectively the “Affiliated Entities” and each such entity an “Affiliated Entity”) to leave the Company or such Affiliated Entity, or in any way interfere with the relationship between the Company or any such Affiliated Entity and the employee or independent contractor; (ii) hire any person who is an employee or independent contractor of the Company or any Affiliated Entity until after twelve months following such individual’s relationship with the Company or such Affiliated Entity has been terminated or (iii) induce or attempt to induce any customers (or former customers who were customers in the two (2) year period immediately prior to such inducement or attempted inducement), supplier, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary or, in any way, interfere with the relationship between any such customer, supplier, licensee or business relationship and the Company.

b.	For a period of one (1) year following your Termination Date, you will not directly or indirectly own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, whether or not for compensation) or render any services to any person, firm, corporation or entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries is engaged as of your Termination Date, or in which they have proposed prior to such date to be engaged in on or after your Termination Date, and in which you have been involved to any extent at any time during the two (2) year period ending with your Termination Date, in any locale of the country in which the Company or any of its subsidiaries conducts business. Notwithstanding the foregoing, it shall not be a violation of this Agreement for you to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not competitive with the businesses of the Company or any of the Affiliated Entities, provided that you perform such services solely for such non-competitive division or business line, and perform no functions on behalf of and have no involvement with or direct or indirect responsibilities with respect to businesses competitive with the businesses of the Company or any of the Affiliated Entities. For the avoidance of doubt, a commercial enterprise (or division or business line thereof) shall not be considered to be “competitive” with the business of the Company or any of the Affiliated Entities if such enterprise (1) is a non-silicone and non-quartz commercial enterprise; (2) does not produce, manufacture or otherwise distribute any silicone or quartz based products and (3) does not compete with the Company or any of the Affiliated Entities, provided that it shall be a violation of this Section if you undertake or engage in activities during the one (1) year period following your Termination Date, at such commercial enterprise intended to produce or promote products or services that are intended to be directly competitive with the products or services of the Company or any of the Affiliated Entities. Nothing in this Section shall prohibit you from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

16.	Entire Agreement: This Agreement is the entire agreement between you and the Company with respect to the subject matter of this Agreement. There are no other written or oral agreements, understandings or arrangements except the ones contained in this Agreement. The terms of this Agreement may not be changed in any way except in writing, signed by you and the Company.

17.	No Mitigation: You shall not be required to mitigate the amount of any payment provided or in this Severance Pay Agreement and Release by seeking other employment or otherwise. No payment provided for in this Severance Pay Agreement and Release shall be reduced by any compensation earned by you as the result of employment by another employer or your receipt of income from any other source.

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FULL UNDERSTANDING: By signing this Agreement, you acknowledge that you have carefully read this Agreement; that you have had a reasonable time to consider the language and effect of this Agreement; that the Company has informed you, in writing, to consult with an attorney before signing this Agreement; that you know, understand and agree with the contents of this Agreement; and that you are signing this document voluntarily because you are satisfied with its terms and conditions.

SIGNED:

/s/ Steve Delarge	Dated:	February 27, 2012
Steve Delarge

Momentive Performance Materials Inc.

/s/ Authorized Party	Dated:	February 29, 2012

Momentive Performance Materials Holdings Inc.

/s/ Authorized Party	Dated:	February 29, 2012

Momentive Performance Materials Holdings LLC

/s/ Authorized Party	Dated:	February 29, 2012

CANCELLATION NOTICE

To cancel this Agreement:

•	Sign below.

•	The Company must receive this Cancellation Notice within seven (7) days of the date you signed the Agreement.

I hereby cancel this Agreement.

Date	Steve Delarge